UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 6, 2007

METHODE ELECTRONICS, INC.
(Exact name of registrant as specified in its charter)

Delaware State of Other Jurisdiction of Incorporation	0-2816 Commission File Number	36-2090085 I.R.S. Employer Identification Number
7401 West Wilson Avenue
Chicago, IL 60706
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (708) 867-6777
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
     During fiscal-year 2007, the Compensation Committee of Methode Electronics, Inc. (the “Company”) and Donald W. Duda, President and Chief Executive Officer, have been working together to address certain issues under Section 162(m) and Section 409A of the Internal Revenue Code related to Mr. Duda’s compensation.
     Section 162(m) imposes a $1 million annual limit on the amount that can be deducted by the Company for compensation paid to Mr. Duda, subject to certain exceptions. The scheduled lapse of the restrictions on Mr. Duda’s 2005 and 2006 restricted stock awards in April 2008 and April 2009, respectively, would not qualify for an exception under Section 162(m). As such, the value of these awards would be required to be included for purposes of determining whether the $1 million limit has been exceeded in each such fiscal year. Section 409A subjects the recipient of certain forms of non-qualified deferred compensation to an additional 20% tax. Certain payments to be made to Mr. Duda under the 2003 Cash Bonus Agreement described below would be subject to this additional tax.
     In order to mitigate the Section 162(m) deductibility issue, eliminate the 409A tax consequences to Mr. Duda, and eliminate variable accounting with respect to the 2003 Cash Bonus Agreement, the Compensation Committee approached Mr. Duda regarding the available alternatives. Mr. Duda and the Compensation Committee worked diligently to review and assess the alternatives with the assistance of external legal and compensation advisors. The resolution agreed upon involves multiple steps, including the exercise of stock options and sale of all of the underlying stock by Mr. Duda, the current payment of a portion of the cash bonus to Mr. Duda under the 2003 Cash Bonus Agreement, the amendment of the Cash Bonus Agreement and Mr. Duda’s 2005 and 2006 Restricted Stock Award Agreements, and the deferral of certain bonus amounts by Mr. Duda.
Amended and Restated Restricted Stock Unit Award Agreements
     On April 6, 2007, the Company and Mr. Duda entered into the Amended and Restated Restricted Stock Unit Award Agreements. Pursuant to these agreements, the 2005 and 2006 restricted stock awards were amended and restated into the form of restricted stock units. Under the terms of the amended restricted stock units, at such time as the value of the award is deductible by the Company or Mr. Duda’s employment terminates, shares of non-restricted common stock will be delivered to Mr. Duda. The conversion mitigates the Section 162(m) issue because restricted stock units are deductible by the Company when paid to the executive, in contrast to restricted stock which is deductible upon vesting. The Amended and Restated Restricted Stock Unit Award Agreements do not amend or modify any other provisions under the 2005 and 2006 restricted stock awards, including, without limitation, the vesting period or performance criteria.
Deferral of 2008 and 2009 Cash Bonus
     In 2005 and 2006, the Company agreed to pay Mr. Duda a cash bonus if the Company met certain financial targets measured as of the end of a three-year period. These cash bonuses do not qualify for an exception under Section 162(m) and will be included for purposes of calculating the $1 million cap in the year paid. Pursuant to an election form executed on April 6, 2007, Mr. Duda has deferred one hundred percent (100%) of these bonuses pursuant to the Company’s Deferred Compensation Plan. The bonuses are deferred until 2012 and 2013, respectively. It is currently anticipated that at such time, a substantial portion of Mr. Duda’s annual compensation would qualify for an exception under Section 162(m).

Amended Cash Bonus Agreement
     Pursuant to the 2003 Cash Bonus Agreement, Mr. Duda was entitled to two cash bonuses. The amount of the first cash bonus was to be determined by multiplying 100,000 by the value of the Company’s common stock in excess of $10.50 (the value of common stock on the date of Mr. Duda’s 2002 stock option grant). The bonus vested in 25% annual increments commencing in June 2003 and ending in June 2006. The amount of the second cash bonus was to be determined by multiplying 150,000 by the value of the common stock in excess of $11.44 (the value of common stock on the date of Mr. Duda’s 2003 stock option grant). The bonus vests in 25% annual increments commencing in July 2004 and ending in July 2007. Under the 2003 Cash Bonus Agreement, Mr. Duda was required to exercise all vested options under the 2002 and the 2003 grants prior to receiving any cash bonuses thereunder. Pursuant to Section 409A, any portion of the cash bonuses which were vested as of January 1, 2005 are grandfathered and not subject to Section 409A. The portions of the cash bonuses that were not vested as of that date are subject to Section 409A and, pursuant to the terms of the Cash Bonus Agreement, would subject Mr. Duda to an additional 20% tax on these bonus amounts.
     In connection with addressing the issues outlined above, Mr. Duda agreed to elect to receive payment of all cash bonus amounts payable under the 2003 Cash Bonus Agreement that were vested as of January 1, 2005 and not subject to the provisions of Section 409A. In order to make this election, Mr. Duda was required to exercise all vested options under the 2002 and 2003 stock option grants (175,000 shares). The provision of Section 409A prohibited the amendment of the 2003 Cash Bonus Agreement to waive this condition without triggering the 20% additional tax. Mr. Duda exercised these options on April 4 and April 5, 2007, and subsequently sold the underlying 175,000 shares of common stock at a weighted average sale price of $15.32 per share. Also on April 5, 2007, Mr. Duda elected to receive a partial payment under the 2003 Cash Bonus Agreement. The Company and Mr. Duda agreed that for purposes of this payment and the payments pursuant to the Amended Cash Bonus Agreement described below, the value of the Company’s common stock would equal $15.32 per share, the weighted average sales price of the sale of the 175,000 shares. Pursuant to the terms of the Cash Bonus Agreement, these cash bonuses totaled $241,000 [($15.32 — $10.50) × 100,000 × 50%] and $145,500 [($15.32 — $11.44) × 150,000 × 25%],or $386,500 in the aggregate. These amounts will be included for purposes of determining whether Mr. Duda’s compensation has exceeded the $1 million limit in fiscal-year 2007.
     As of April 6, 2007, the Company and Mr. Duda entered into an Amended Cash Bonus Agreement. Pursuant to the Amended Cash Bonus Agreement, the Company will pay Mr. Duda cash bonuses in the amount of $241,000 [($15.32 — $10.50) × 100,000 × 50%] and $436,500 [($15.32 — $11.44) × 150,000 × 75%], or $677,500 in the aggregate. These cash bonuses are payable on the earliest of the following: (i) May 15, 2009; (ii) the date of Mr. Duda’s termination of employment for any reason; or (iii) Mr. Duda’s death or disability; provided, however, that if, upon the payment date, the payment is not deductible by the Company under Section 162(m), the payment will be delayed until such time as it is deductible. In such case, the amount may be payable in one or more installments. Mr. Duda is not entitled to any other compensation pursuant to the Amended Cash Bonus Agreement.
     The Amended Cash Bonus Agreement and the Amended and Restated Restricted Stock Unit Award Agreements are filed as Exhibit 10.1, 10.2 and 10.3, respectively to this Form 8-K. The foregoing descriptions are qualified in their entirety by reference to the full text of the Amended Cash Bonus Agreement and the Amended and Restated Restricted Stock Unit Award Agreements.

Item 9.01 Financial Statements and Exhibits
(d)   Exhibits

10.1	Amended Cash Bonus Agreement effective as of April 6, 2007, between the Company and Donald W. Duda.
10.2	Amended and Restated Restricted Stock Unit Award Agreement effective as of June 15, 2005, between the Company and Donald W. Duda.
10.3	Amended and Restated Restricted Stock Unit Award Agreement effective as of August 7, 2006, between the Company and Donald W. Duda.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Methode Electronics, Inc.

Date: April 6, 2007	By:	/s/ Donald W. Duda
Donald W. Duda
President and Chief Executive Officer